NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FINANCIAL RESULTS FOR

1ST FISCAL QUARTER OF 2021

•	The negative impact of COVID-19 on scan volume at all MRI imaging centers managed by FONAR’s subsidiary, Health Management Company of America (HMCA), continued throughout the first quarter of fiscal 2021. However, collective MRI scan volume increased by 50% to 41,566 for the 3-month period ended September 30, 2020, as compared to 27,757 scans for the previous 3-month period ended June 30, 2020. To date, the most severe effects of the pandemic on MRI scan volume occurred during the 3-month ended June 30, 2020.

•	Total MRI scan volume at the HMCA-managed sites decreased 13% to 41,566 scans for the three month period ending September 30, 2020 as compared to 47,027 scans one year earlier. The impact from COVID-19 on MRI scan volume for the future cannot be forecasted at this time.

•	Cash and cash equivalents and short term investments increased 5% to $38.8 million at September 30, 2020, as compared to June 30, 2020.

•	Total Revenues-Net decreased by 4% to $21.0 million for the quarter ended September 30, 2020, as compared to the fiscal quarter ended one year earlier.

•	Net Income decreased 28% to $3.3 million for the quarter ended September 30, 2020, as compared to the fiscal quarter ended one year earlier. The decrease is primarily attributable to a $2.2 million increase in reserves against revenue, which are booked in SG&A. Diluted Net Income per Common Share decreased to $0.36 for the quarter ended September 30, 2020, as compared to the fiscal quarter ended one year earlier.

•	The 36th and 37th HMCA-managed MRI scanners installed in Pembroke Pines, FL and Islandia, NY respectively, became operational since June 30, 2020. The company expects to install two more MRI scanners during Fiscal Year 2021.

MELVILLE, NEW YORK, November 12, 2020 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the first quarter of fiscal 2021 which ended September 30, 2020. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. HMCA currently manages 37 MRI scanners – 23 in New York and 14 in Florida.

Financial Results

Cash and cash equivalents and short term investments increased 5% to $38.8 million at September 30, 2020 as compared to $36.8 million at June 30, 2020.

Operating Cash Flow at September 30, 2020, decreased 11% to $3.8 million, compared with $4.2 million for the period ended September 30, 2019. For comparison, Operating Cash Flow for the year ended June 30, 2020 was $20.4 million, an increase of 5% versus $19.4 million for the previous fiscal year ended June 30, 2019.

FONAR CORPORATION

Total Revenues-Net for the quarter ended September 30, 2020 decreased 4% to $21.0 million as compared to $21.7 million for the corresponding quarter ended September 30, 2019.

Revenues from the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, decreased 2% to $19.0 million for the quarter ended September 30, 2020 as compared to $19.5 million for the quarter ended September 30, 2019.

Total Costs and Expenses for the quarter ended September 30, 2020 increased 3% to $16.8 million as compared to $16.3 million for the corresponding quarter ended September 30, 2019.

Selling, general and administrative (SG&A) expenses increased 44% to $6.2 million for the quarter ended September 30, 2020, as compared to $4.3 million for the corresponding quarter ended September 30, 2019. A large portion of this increase was attributable primarily to reserves against management contracts totaling $2.2 million resulting exclusively from business interruptions due to the COVID-19 pandemic. It is too early to know how much of these reserves will be recovered.

Income from Operations decreased 24% to $4.2 for the quarter ended September 30, 2020 as compared to $5.5 million for the quarter ended September 30, 2019. The 44% increase in the SG&A represents a significant portion of this decrease. Other explanations include the 4% decrease in total revenues and 3% increase in total costs and expenses. All of these factors are the result of the interruption of business caused by the COVID-19 pandemic.

Net Income decreased to $3.3 million for the quarter ended September 30, 2020 as compared to $4.5 million for the quarter ended September 30, 2019.

Diluted Net Income per Common Share available to common stockholders decreased to $0.36 for the quarter ended September 30, 2020 as compared to $0.47 for the corresponding quarter ended September 30, 2019.

Total Current Assets at September 30, 2020 were $99.1 million as compared to $95.9 million at June 30, 2020.

Total Current Liabilities at September 30, 2020 were $18.6 million as compared to $18.7 million at June 30, 2020.

Total Liabilities at September 30, 2020 were $53.2 million as compared to $54.0 million at June 30, 2020.

Total Assets at September 30, 2020 were $181.3 million as compared to $180.3 million at June 30, 2020.

Total Fonar Corporation Stockholders’ Equity increased to $128.7 million at September 30, 2020, as compared to $126.2 million at June 30, 2020.

The Current Ratio (Current Assets / Current Liabilities) is 5.3 at September 30, 2020, compared to 5.1 at June 30, 2020.

The Total Assets / Total Liabilities ratio is 3.4 at September 30, 2020, compared to 3.3 at June 30, 2020.

Working Capital increased 4% to $80.5 million at September 30, 2020, compared to $77.2 million at June 30, 2020.

FONAR CORPORATION

Significant Event

FONAR Celebrates the 50th Anniversary of the Origination and discovery of the MRI

It’s been fifty years since Raymond V. Damadian, M.D., FONAR Founder and Chairman of the Board, took the first step to develop a human-sized scanner using the principles of magnetic resonance to detect cancer. In his September 17, 1969 letter to Dr. George S. Mirick of the Health Research Council of the City of New York, Raymond V. Damadian, FONAR Founder and Chairman of the Board, requested financial support for equipment to pursue his promising line of research. In the letter, Dr. Damadian states his intention to “proceed with the development of instrumentation and probes that can be used to scan the human body externally for early signs of malignancy.” Dr. Damadian’s September 17, 1969 letter to Dr. George S. Mirick may be viewed online at fonar.com/nobel.htm#1969_letter.

On June 18, 1970, Dr. Damadian performed the experiment whereby he discovered the distinctly elongated time-lapsed signal marking differences between normal and cancerous tissue, as well as differences among various normal organs themselves. This was an ‘eureka’ moment. The results were published in the journal ‘Science’ on March 19, 1971. Upon that publication, scientists around the world began their own research, marking the birth of the MRI industry.

On July 3, 1977, Dr. Damadian, and two collaborators, Lawrence Minkoff and Michael Goldsmith, performed the world’s first MRI scan, which was of Minkoff’s chest. It took 4 hours and 20 minutes to complete the scan. Now, fifty years after Dr. Damadian’s discovery, tens of millions of MRI scans are conducted throughout the world every year, each scan seeing magnificently into the human body.

Perhaps Professor Donlin Long, M.D., former Chairman of Neurosurgery, Johns Hopkins University, says it best: MRI is “The Single Most Important Diagnostic Discovery in the History of All of Medicine.” Professor Long made this statement on November 10, 2018, when Dr. Damadian was awarded the Excellence in Medicine Medal of Honor from the Chiari & Syringomyelia Foundation at Brooks’s in London, England. He was joined by Fraser Henderson, M.D., a neurosurgeon and member of the steering committee for the Chiari & Syringomyelia Foundation, who said, “Raymond Damadian revolutionized medicine with the discovery and development of MRI.”

FONAR CORPORATION

Management Discussion

President and CEO, Timothy R. Damadian, said, “The COVID-19 pandemic has had a significant negative impact on our management subsidiary, HMCA. MRI scan volume in the quarter ending June 30, 2020 was just 27,757, which was 38% lower than the scan volume in the prior quarter (45,123). Thankfully, scan volume for the quarter ending September 30, 2020 grew by 50% to 41,566, bringing us to approximately 90% of our pre-COVID scan volume. Barring any future waves of COVID-19, we expect, in fiscal 2021, a full return to pre-pandemic levels and then steady growth from that point forward. The impact from COVID-19 on MRI scan volume for the current fiscal year cannot be forecasted at this time.

“Our business first experienced the effects of COVID-19 in the latter part of the quarter ending March 30, 2020. Our HMCA management team, comprised of non-controlling-interest group members, quickly and skillfully implemented procedures, practices, and policies that have protected employees and patients from the coronavirus. Further, wherever practical, the team reduced expenses in accordance with reduced scan volume, largely through reduced employee workloads and furloughs. As scan volume has been returning to pre-COVID levels, I am pleased that we have been adding hours to our workforce and welcoming back furloughed employees as needed.

“In regard to growth,” continued Mr. Damadian, “Prior to the pandemic disruption, we had planned to invest between $4 million and $6 million dollars at four (4) HMCA-managed MRI scanning centers in Fiscal 2020. We installed a second MRI scanner in the Ormond Beach, Florida facility in October, 2019, and the first MRI of what will be a two-MRI facility in Pembroke Pines, Florida in June, 2020. COVID-19 delayed the installation of an additional MRI in our Islandia, New York center, but has now been operational since the beginning of October, 2020. Also delayed by the pandemic has been the installation of a second MRI in our Westchester County facility. We now expect it will be installed in mid-fiscal 2021.

“Our vertical growth strategy of installing a second or even a third MRI at high-volume, high-patient-backlog facilities has been very successful, so we are naturally watching for such opportunities in the future. As always, we are also actively searching for promising locations that are currently underserved by FONAR’s UPRIGHT® MRI technology and would enhance and/or expand our existing networks of managed facilities. Beyond the four installations I previously mentioned, we are expecting to establish a de novo center in Bronx County, New York in the latter part of fiscal 2021, making it the third installation expected in fiscal 2021.”

Mr. Damadian concluded, “HMCA’s success is largely due to the efforts of the non-controlling-interest group members of our management team. All of them have been with me for many years. Their extensive experience, concern for patients and employees, skill, and dedication to the company have been on full display throughout the pandemic, to the benefit of FONAR and its shareholders.”

FONAR Founder and Chairman of the Board, Raymond V. Damadian, M.D., said, “It’s pleasing to me to see FONAR continue to be profitable, despite the COVID-19 pandemic. Among the reasons for the Company’s success are its enduring history and ongoing contributions to the MRI industry. The Company has always been recognized as a key player in the MRI industry. Today, we offer the patent-protected UPRIGHT® Multi-Position™ MRI scanner, the world’s only weight-loaded MRI scanner. It is the only MRI scanner in the world to provide UPRIGHT RADIOLOGY™. Our superior technology is what patients and their doctors want and need. The UPRIGHT® MRI, aka the STAND-UP® MRI, is the only whole-body MRI that can scan patients in numerous weight-bearing positions, including sitting, standing, as well as bending in flexion or extension. Most patients sit and watch a large TV while being scanned. Most patients love it. There is no doubt that a key component to the success of HMCA-managed MRI centers is the popularity of the FONAR UPRIGHT® MRI among both physicians and patients.”

Dr. Damadian concluded, “The Company is currently researching Cerebrospinal Fluid (CSF) Flow as it navigates from the brain, down the spine and throughout the brain. It is hopeful that this research will lead to a new understanding of the role of CSF on neurologic diseases, such as MS. In Fiscal 2021, the Company will continue with this valuable research which can only be done on the UPRIGHT® MRI.”

FONAR CORPORATION

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebro-spinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, CSP™, Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™, Videography™ and Dynamic™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2020	June 30, 2020
Current Assets:
Cash and cash equivalents	$38,763	$36,802
Short term investments	32	32
Accounts receivable – net	4,191	4,313
Accounts receivable - related party	102	6
Medical receivable – net	16,293	16,172
Management and other fees receivable - net	29,011	27,438
Management and other fees receivable – related medical practices – net	7,002	6,896
Inventories	1,698	1,649
Costs and estimated earnings in excess of billings on uncompleted contracts	153	153
Income tax receivable	—	671
Prepaid expenses and other current assets	1,879	1,758
Total Current Assets	99,124	95,890

Accounts receivable – long term	2,839	2,730
Deferred income tax asset	17,961	18,810
Property and equipment – net	20,904	21,364
Right-of-use Asset – operating lease	30,489	31,392
Right-of-use Asset – financing lease	1,276	1,326
Goodwill	3,985	3,985
Other intangible assets – net	4,036	4,109
Other assets	642	653
Total Assets	$181,256	$180,259

FONAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2020	June 30, 2020
Current Liabilities:
Current portion of long-term debt and capital leases	$169	$108
Accounts payable	1,848	1,965
Other current liabilities	7,864	8,185
Unearned revenue on service contracts	4,203	4,105
Unearned revenue on service contracts – related party	83	—
Operating lease liability – current portion	3,433	3,370
Financing lease liability – current portion	136	75
Customer deposits	912	855
Total Current Liabilities	18,648	18,663

Long-Term Liabilities:
Unearned revenue on service contracts	2,761	2,656
Deferred income tax liability	234	234
Due to related medical practices	93	93
Operating lease liability – net of current portion	29,246	30,105
Financing lease liability – net of current portion	1,201	1,251
Long-term debt and capital leases, less current portion	859	865
Other liabilities	161	150
Total Long-Term Liabilities	34,555	35,354
Total Liabilities	53,203	54,017

FONAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

	September 30, 2020	June 30, 2020
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2020 and June 30, 2020, 313 issued and outstanding at September 30, 2020 and June 30, 2020	$—	$—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2020 and June 30, 2020, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2020 and June 30, 2020, 6,459 issued at September 30, 2020 and June 30, 2020, 6,447 outstanding at September 30, 2020 and June 30, 2020	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2020 and June 30, 2020; .146 issued and outstanding at September 30, 2020 and June 30, 2020	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2020 and June 30, 2020, 383 issued and outstanding at September 30, 2020 and June 30, 2020	—	—
Paid-in capital in excess of par value	183,076	183,076
Accumulated deficit	(53,707)	(56,215)
Treasury stock, at cost - 12 shares of common stock at September 30, 2020 and June 30, 2020	(675)	(675)
Total Fonar Corporation’s Stockholders’ Equity	128,695	126,187
Noncontrolling interests	(642)	55
Total Stockholders' Equity	128,053	126,242
Total Liabilities and Stockholders' Equity	$181,256	$180,259

FONAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2020	2019
Patient fee revenue – net of contractual allowances and discounts	$5,091	$6,045
Product sales – net	28	192
Service and repair fees – net	1,925	2,064
Service and repair fees - related parties – net	28	28
Management and other fees – net	11,214	11,028
Management and other fees - related medical practices – net	2,693	2,390
Total Revenues – Net	20,979	21,747
COSTS AND EXPENSES
Costs related to patient fee revenue	2,521	2,863
Costs related to product sales	132	330
Costs related to service and repair fees	626	750
Costs related to service and repair fees - related parties	9	10
Costs related to management and other fees	5,550	6,005
Costs related to management and other fees – related medical practices	1,428	1,537
Research and development	400	472
Selling, general and administrative	6,163	4,294
Total Costs and Expenses	16,829	16,261
Income From Operations	4,150	5,486
Other Expenses	(140)	—
Interest Expense	(22)	(21)
Investment Income	112	148
Income Before Provision for Income Taxes and Noncontrolling Interests	4,100	5,613
Provision for Income Taxes	(849)	(1,107)
Net Income	3,251	4,506
Net Income - Noncontrolling Interests	(743)	(1,207)
Net Income - Controlling Interests	$2,508	$3,299
Net Income Available to Common Stockholders	$2,355	$3,097
Net Income Available to Class A Non-Voting Preferred Stockholders	$114	$151
Net Income Available to Class C Common Stockholders	$39	$51
Basic Net Income Per Common Share Available to Common Stockholders	$0.37	$0.48
Diluted Net Income Per Common Share Available to Common Stockholders	$0.36	$0.47
Basic and Diluted Income Per Share – Class C Common	$0.10	$0.13
Weighted Average Basic Shares Outstanding – Common Stockholders	6,447	6,432
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,575	6,560
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383